Patent License Agreement

         THIS AGREEMENT is made effective as of 5/30/95 by and between John Wilbur Hicks ("Hicks") of 312 Howard Street, Northborough, MA 01532 and Optical Corporation of America, a Massachusetts Corporation having a place of business at 170 Locke Drive ("OCA"). Marlborough, MA 01782.

         Hicks is the owner of U.S. Patent 4,768,849, which was granted to Hicks by the U.S. Patent and Trademark Office on September 6, 1988, and corresponding foreign patent(s) and application(s) (collectively referred to herein as the "Patent"). In accordance with an agreement between Hicks and OCA dated February 21, 1995 (the "Prior Agreement"), and in consideration of the mutual agreements set forth here, Hicks and OCA agree as follows:

LICENSE GRANT

1. Hicks hereby grants and agrees to grant to OCA a world-wide irrevocable license, with a right to sub-license, to make, have made, use and sell products which are covered by any valid and subsisting claim(s) of the Patent. Such license is exclusive except that with respect to products which are covered by any valid and subsisting claim(s) of the Patent and which involve optical wavelenghs which are less than equal to 1.1u:
         (a) Hicks retains the right to make, have made, use and sell such products: and
         (b) OCA shall sell such products only to Hicks unless Hicks consents otherwise in writing.

2. Hicks warrants and represents that no continuation, divisional or continuation-in-part applications based on U.S. General No. 907,622, filed September 15, 1988 (the patent application from which U.S. Patent 4,768,849 issued) have been filed in the U.S. Patent and Trademark Office. Furthermore, with respect to products which are within the scope of any claim of the Patent, Hicks shall not assert against OCA or its sub-licensees, or the customers, agents, partners or suppliers of OCA or any sub-licensee, any intellectual property, including but not limited to any patents, which Hicks currently owns or may acquire during the term of this Agreement. Hicks shall not assign to any third party or otherwise dispose of any such intellectual property except in conjunction with an obligation on the assignee of such intellectual property to be bound by the non-assertion obligation of this Paragraph.

3. Hicks shall maintain the Patent in force for its maximum permissible time duration by timely payment of all maintenance fees, annuities or the like. Hicks may at any time during the term of this Agreement be discharged from this obligation to pay maintenance fees, annuities or the like, by offering to assign to OCA title to and all his rights in the Patent (including the U.S. patent and/or any or all corresponding foreign patent(s) and application(s), without further consideration, not less than three (3) months prior to the due date for the next due maintenance fee, annuity or the like. Any such assignment shall not negate or terminate the non-assertion obligation of Paragraph 2, above, but shall remove the assigned patent(s) (meaning whichever one or more of the U.S. and corresponding foreign patent(s) and application(s) are assigned to OCA) as the basis for the royalty obligation of Paragraph 4, below.

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PAYMENT AND ACCOUNTING

4. OCA shall pay to Hicks a royalty of two percent (2%) of the net sales price of the products covered by any valid and subsisting claim of the Patent licensed under this Agreement, except such products as are sold to Hicks. Only a single royalty payment shall be payable pursuant to this Agreement with respect to any one product, not withstanding that it may be made, sold, resold and/or used in multiple countries in which is covered by a valid and subsisting claim of the Patent.

5. Within forty-five (45) days of the end of each calendar quarter, OCA shall provide to Hicks:
         (a) a quarterly royalty statement, in writing, which contains (i) the quantity of the licensed products which were sold during the prior calendar quarter and for which revenues were received by OCA, and (ii) the total net sales price received for the products of subparagraph 5(a)(i); and
         (b) a royalty payment calculated in accordance with Paragraph 4 and subject to the Consulting Fee offset recited in the third paragraph of Section D of the Prior Agreement.

6. Within ninety (90) days of the end of each calendar year, OCA shall provide to Hicks, in writing, an annual royalty statement, prepared and certified by OCA's certified public accountants, which contains (i) the quantity of products licensed under Paragraph 1 which were sold during the prior calendar year and for which revenues were received by OCA, and (ii) the total net sales price received by OCA for such products.

TERM AND TERMINATION

7. The term of this Agreement shall extend from the date first written above to the date of expiration of the Patent.

ENFORCEMENT AND SUB-LICENSING

8. OCA shall have the exclusive right to enforce the Patent against third parties for infringement of Patent, and shall have the right, unless otherwise waived by OCA in writing, to control the defense of the Patent against invalidity or unenforceability claims brought by a third party in any court, patent office, or any other judicial or administrative tribunal.

9. Hicks shall provide any necessary non-monetary support to OCA reasonably required for enforcement or defense as set forth in Paragraph 8, and Hicks shall allow OCA to intervene, to the extent permitted by law, in any action involving the Patent in which Hicks is a named party.

10. OCA shall bear its costs in any enforcement or defense as set forth in Paragraph 8, and OCA shall reimburse Hicks for travel and incidental expenses incurred at OCA's request for work related to such enforcement or defense.

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11.      In the event that OCA grants a sub-license under the Patent,  OCA shall pay to Hicks 15% of all monetary revenues received by OCA for such sub-license. In the event that any enforcement or defense as set forth in Paragraph 8 results in any type of monetary award paid to OCA, OCA shall pay to Hicks 15% of such award, after subtracting all costs and expenses, including but not limited to attorney's fees, incurred by OCA in enforcement or defense of the Patent.

OTHER

12. Any controversy or claim arising under or related to this Agreement shall be resolved by good faith negotiations between the parties. In the event that any controversy or claim cannot be resolved after good faith negotiations, the sole remedy shall be resolution of such controversy or claim by arbitration held in Marlborough, Massachusetts (or such other location as the parties may mutually select at that time) before a single arbitrator in accordance with the commercial rules of the American Arbitration Association.

13. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their repective successors and assigns.

14. This Agreement, taken together with the Prior Agreement, constitutes the entire agreement between the parties with respect to the subject matter set forth above. To the extent that this Agreement and the Prior Agreeement are inconsistent or in conflict, this Agreement shall control.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal all as of the day and year first above written.

OPTICAL CORPORATION OF AMERICA








By:  /s/ John D. Viggiano                          /s/ John Wilbur Hicks
   ---------------------------------            ------------------------------
         John D. Viggiano                              John Wilbur Hicks
         Its Vice-President

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